UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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the Securities Exchange Act of 1934

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FARADAY FUTURE INTELLIGENT ELECTRIC INC.
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Filed by Faraday Future Intelligent Electric Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Inc.

Commission File No.: 001-39395

The following is the text of a press release issued by Faraday Future Intelligent Electric Inc. (the “Company”) on April 19, 2026:

Faraday Future Announces $45 Million in New Financing with a U.S. Institutional Investor to Strongly Support the Execution of Its EAI Robotics & EAI EV Business; Plans to Pursue Long-Term Strategic Cooperation with the Investor for Mutual Benefit

●	The Company has signed a $45 million financing agreement (the “Agreement”) with a U.S. institutional investor, with the full amount received on the same day.

●	For both our stockholders and the Company, this is our lowest-cost from dilution perspective, that is, less potential dilution and most favorable financing transaction in recent years, reflecting its commitment to protecting stockholder interests while growing its EAI business.

●	This financing will be used to speed up Three-in-One EAI ecosystem strategy, with a focus on supporting the EAI robotics business and the phased delivery of FX Super One. This financing largely covers the funding needed to achieve the first-phase strategic goals of the EAI robotics business.

●	The Company thanks the investor for its confidence in the Company’s long-term growth and its willingness to pursue a long-term strategic capital partnership for mutual success.

●	The management team is undergoing significant changes and restructuring, which will be disclosed publicly upon approval by the Board of Directors.

●	California State Treasurer Fiona Ma and other guests unveiled the FF EAI (Embodied AI) Robotics Education & Innovation Lab, a significant milestone in FF's effort to build the first large-scale EAI education ecosystem in the United States.

LOS ANGELES, CA (Apr. 19, 2026) -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future,” “FF” or the “Company”), a California-based global Embodied AI (EAI) ecosystem company, today announced that the Company has signed a $45 million financing agreement (the “Agreement”) with a U.S. institutional investor (the “Investor”), with the full amount received on the same day. The proceeds will significantly support the execution of the Company’s EAI (Embodied AI) ecosystem strategy.

Under the Agreement, after funding, the Investor may request installment of redemptions over the 18-month period following a six-month waiting period, subject to certain conditions. Redemptions may be in cash or common stock based on the Company’s business conditions. The redemption in installment runs from six months after closing to 24 months after closing. The conversion price for common stock is the lower of (i) the closing price on the trading day immediately before the conversion date, or (ii) the average Volume Weighted Average Price(“VWAP”) over the five trading days prior to that date. Univest Securities, LLC served as exclusive placement agent in this financing.

Under the Agreement, $15 million was funded directly to the Company in connection with a first note and $30 million was deposited into a controlled deposit account in connection with a second note, pursuant to a deposit account control agreement. The first note includes an original discount of $0.75 million dollars and a transaction expense amount of $30,000, both of which were included in the initial principal balance of the first note. The first note carries an interest rate of 9% per annum and a default rate of up to 18%. Under the first note, up to 5% of the cumulative daily dollar trading volume may be redeemed if the Company’s Class A shares trade at a price that is at least 15% greater than the Nasdaq Minimum Price on a given trading day. The first note is also subject to a monitoring fee if the first note is outstanding after 180 days equal to the outstanding balance divided by 0.80 less the outstanding balance. The second note is secured by cash held in the controlled deposit account. Subject to the satisfaction of specified conditions, the Company may exchange portions of the outstanding balance of the second note into additional first notes upon certain reductions of the outstanding balance of the first notes. The notes are subject to an issuance cap prohibiting the Company from issuing shares in excess of 19.99% of its outstanding Class A common stock unless stockholder approval is obtained in accordance with applicable Nasdaq rules. The Company’s obligations are guaranteed by a new subsidiary, FFAI Holdings LLC, and certain other subsidiaries of the Company. The Agreement contains customary representations, warranties, affirmative and negative covenants, events of default, remedies, and other provisions customary for transactions of this type. For additional information regarding the material terms relating to the Financing, please see the Company’s Form 8-K to be filed with the SEC during the week of April 20, 2026.

The Company has now received the full $45 million in funding. Of this amount, $15 million is immediately available for FF EAI Strategy execution, and the remaining $30 million may be available in installments subject to the satisfaction of certain conditions.

This new financing provides critical capital support for the EAI ecosystem strategy, speeding up both the EAI robotics business and the phased delivery of FX Super One.

The investor has expressed a willingness to become a long-term strategic capital partner for mutual success, further strengthening the Company’s capital base for growth.

YT Jia, Founder and Global Co-CEO of FF, today also shared an investor weekly report about the new financing and important proposals of the Annual Meeting of Stockholders 2026:

“Today’s weekly report is a special edition focused on our latest major financing and the upcoming annual stockholders’ meeting.

Last Friday, the Company signed a $45 million financing agreement with an U.S. institutional investor, and the full amount was received the same day. What is important to emphasize is that, for both our stockholders and the Company, this is our lowest-cost, that is, less potential dilution and most favorable financing transaction in recent years, for three main reasons.

First, the notes are not redeemable until at least six months after closing, and then only under certain conditions.

Second, the redemption price would be based on the market price at the time of redemption, which would be no earlier than six months after closing, rather than on the stock price today. At this stage, the Company only needs to reserve the necessary authorized shares, subject to approval at this year’s annual stockholders’ meeting.

Third, the Company would reserve approximately 120 million shares. The key points are:

1. During the six-month period, those 120 million reserved shares will not be issued, so they will not dilute existing stockholders or be sold into the market.

2. After the six-month period, if the note is settled through redemption, the actual number of shares the investor receives will be recalculated based on the stock price at that time. For example, if our stock price returns above the $1 minimum bid compliance threshold, and if we use $1.50 per share for illustration, the investor would receive only about 30 million shares upon conversion. The remaining reserved shares would not need to be used and still belong to FF.

This financing will be used to speed up our Three-in-One EAI ecosystem strategy, with a focus on supporting our EAI robotics business and the phased delivery of FX Super One. More importantly, this financing largely covers the funding needed to achieve the first-phase strategic goals of our EAI robotics business.

This financing is also very meaningful from a capital markets perspective. Less than one month after the SEC investigation was closed with no enforcement action, the Company successfully brought in a sizable institutional investor. This reflects growing recognition from the capital markets of FF’s strategy and business progress, and it also represents a strong start for bringing in strategic investors going forward.

The second topic I want to discuss is three of the proposals for this year’s annual stockholders’ meeting.

First, about the proposal to increase authorized shares. We are proposing a 45% increase, or about 140 million additional authorized shares. Of these, about 120 million shares would be reserved, as mentioned earlier. The remaining shares would be mainly used for existing and future financing needs and equity incentives for our team. Of course, we are very confident that, over the next six months, continued business progress and stronger operating fundamentals can help bring our stock back into compliance. We also hope that, six months from now, most of those 100 million reserved shares will not need to be used at all.

Second, with regard to the reverse stock split proposal. Once again, I want to make the company's position clear to everyone: a reverse stock split is a last resort for the company and the Board, not a proactive measure.

The primary purpose of the reverse stock split proposal is to serve as a precautionary, last-resort tool-box measure to preserve the company’s Nasdaq listing, and it will only be implemented if deemed necessary primarily for compliance purposes by the company and the Board.

We will make every effort to restore compliance through improvements in the company’s operational fundamentals, with the goal of ensuring that the reverse stock split remains a tool that is never ultimately needed. Please rest assured that our commitment to putting stockholders first remains unchanged.

Third, with respect to corporate governance and management, the company has established a newly constituted Board of Directors. Founding member Jerry Wang and Lucky Jiang have both been appointed as executive directors, with the objective of building a more effective governance structure.

Also, the management team is undergoing significant changes and restructuring, which will be disclosed publicly upon approval by the Board of Directors.

This series of organizational changes are intended to establish a closed-loop supervision mechanism for the Board of Directors with the core purpose of greatly improving business performance, better responsible for investors' investment results and business performance, and maximize the company's commercial value and stockholders’ interests with effective Board oversight.

In the interest of time, that’s a wrap for today’s report. We will provide a more detailed update mid-week on the visit of the current California State Treasurer, as well as further progress on the development of the EAI robotics education system.

Finally, a very important event announcement. On April 25, we will host the EAI Developer Ecosystem Forum and the FF EAI Robotics Open Source and Open Developer Platform Launch in the San Francisco Bay Area. We invite AI developers, engineers, industry leaders, and university educators from around the world to witness our milestone and discuss the future of the EAI industry. We welcome anyone who is interested to join us

I will see you next week!”

ABOUT FARADAY FUTURE

Faraday Future is a California-based global intelligent Company founded in 2014 and is dedicated to reshaping the future of mobility through vehicle electrification, intelligent technologies, and AI innovation. Its flagship vehicle, the FF 91, began deliveries in 2023 and reflects the brand’s pursuit of ultra-luxury, cutting-edge technology, and high performance. FF’s second brand, FX, targets the high-volume mainstream vehicle market. Its first model, Super One, is positioned as a first-class EAI-MPV, with deliveries planned to begin in 2026. FF recently announced its entry into the Embodied AI Robotics business with sales beginning this year, connecting its future strategy of bringing a new era of EAI vehicles and EAI robotics. For more information, please visit https://www.ff.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding FF’s entry into the embodied AI robotics market and future deliveries, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors that may affect actual results or outcomes include, among others: demand for our robotics products; competition in the robotics industry, which includes companies with far superior experience, funding and name recognition; our reliance on a single OEM for most of our robotics products; our ability to get the planned robotics products to comply with all applicable U.S. rules and regulations; the ability of the robotics OEM to timely supply robotics to the Company; the ability of the Company to adequately insure its robotics products; tariff uncertainty for imported products, particularly from China; the ability of the U.S. Department of Commerce to review, condition, or prohibit robotics-related transactions with a China OEM; demand from automobile dealers for robotics products; the Company’s ability to maintain its listing on Nasdaq; the Company’s ability to timely regain compliance with Nasdaq’s minimum bid requirement; the possibility of the Company’s common stock being suspended from trading on Nasdaq if its closing price is $0.10 or less for 10 consecutive trading days; the availability of sufficient share capital to execute on its strategy, which the Company currently lacks; the agreement of stockholders to substantially increase the Company’s share capital, which could result in substantial additional dilution; the Company's ability to homologate FX vehicles for sale; the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure an occupancy certificate for its Hanford facility; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company's ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and robots and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and robots and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company's control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company's operations in China; the success of the Company's remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company's ability to develop and protect its technologies; the Company's ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2025 filed with the SEC on March 31, 2026; and other documents filed by the Company from time to time with the SEC.

Investor Relations (English):ir@ff.com
Investors (Chinese): cn-ir@ff.com
Media: john.schilling@ff.com